TEMPUR SEALY REPORTS SECOND QUARTER RESULTS
-Consolidated Net Sales Increased 4%
-Full Year 2022 Adjusted EPS Guidance Revised to $2.60 to $2.80
-Repurchased Over 4 Million Shares and Maintained Leverage Ratio Within Target Range of 2 to 3 times

LEXINGTON, KY, July 27, 2022 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the second quarter ended June 30, 2022. The Company also issued updated financial guidance for the full year 2022.

SECOND QUARTER 2022 FINANCIAL SUMMARY

•Total net sales increased 3.6% to $1,211.0 million as compared to $1,169.1 million in the second quarter of 2021. On a constant currency basis(1), total net sales increased 5.1%, with a decrease of 4.6% in the North America business segment and an increase of 68.2% in the International business segment, primarily driven by the acquisition of Dreams in August 2021.
•Gross margin was 41.0% as compared to the second quarter 2021 record of 44.3%. Adjusted gross margin(1) was 41.7% in the second quarter of 2022. There were no adjustments to gross margin in the second quarter of 2021.
•Operating income was $143.9 million as compared to the second quarter 2021 record of $223.3 million. Adjusted operating income(1) was $159.9 million as compared to $227.2 million in the second quarter of 2021.
•Net income was $90.6 million as compared to the second quarter 2021 record of $140.8 million. Adjusted net income(1) was $103.2 million as compared to $161.5 million in the second quarter of 2021.
•Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) was $186.8 million as compared to the second quarter 2021 record of $266.1 million. Adjusted EBITDA(1) was $203.4 million as compared to $270.3 million in the second quarter of 2021.
•Earnings per diluted share ("EPS") was $0.51 as compared to the second quarter 2021 record of $0.69. Adjusted EPS(1) was $0.58 as compared to $0.79 in the second quarter of 2021.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	June 30, 2022	June 30, 2021
Net sales	$1,211.0	$1,169.1	3.6%
Net income	$90.6	$140.8	(35.7)%
Adjusted net income (1)	$103.2	$161.5	(36.1)%
EPS	$0.51	$0.69	(26.1)%
Adjusted EPS (1)	$0.58	$0.79	(26.6)%

Company Chairman and CEO Scott Thompson commented, "During the quarter, the overall North America operating environment deteriorated, driven by various macroeconomic pressures. We believe the overall U.S. mattress business, our largest market, had its toughest volume decline in 15 years, with industry units down 20 percent to 25 percent compared to last year’s record second quarter volumes. We have adjusted our hiring expectations and near-term capacity investments, and we also implemented a price increase in the U.S. in late June to neutralize the dollar impact of commodity inflation. This environment gave us an opportunity to demonstrate the resilience of our business model, as we generated profits, invested in our business, returned capital to shareholders and outperformed the global bedding market. The team remains focused on delivering on our initiatives to drive continued success."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 4.8% to $964.7 million as compared to $1,013.8 million in the second quarter of 2021. On a constant currency basis(1), North America net sales decreased 4.6% as compared to the second quarter of 2021. Gross margin was 37.9% as compared to 42.0% in the second quarter of 2021. Adjusted gross margin(1) was 38.7% in the second quarter of 2022. There were no adjustments to gross margin in the second quarter of 2021. Operating margin was 15.1% as compared to 21.4% in the second quarter of 2021. Adjusted operating margin(1) was 16.5% in the second quarter of 2022. There were no adjustments to operating margin in the second quarter of 2021.

North America net sales through the wholesale channel decreased $43.0 million, or 4.8%, to $847.8 million, as compared to the second quarter of 2021. North America net sales through the direct channel decreased $6.1 million, or 5.0%, to $116.9 million, as compared to the second quarter of 2021.

North America adjusted gross margin(1) declined 330 basis points as compared to gross margin in the second quarter of 2021. The decline was driven by operational investments to service our customers and pricing benefit to sales with no improvement to gross profit. These declines were partially offset by favorable brand mix. North America adjusted operating margin(1) declined 490 basis points as compared to operating margin in the second quarter of 2021. The decline was primarily driven by the decline in gross margin and Stearns & Foster® advertising investments ahead of the expected fourth quarter product launch.

International net sales increased 58.6% to $246.3 million as compared to $155.3 million in the second quarter of 2021. On a constant currency basis(1), International net sales increased 68.2% as compared to the second quarter of 2021. Gross margin was 53.1% as compared to 59.8% in the second quarter of 2021. Operating margin was 14.5% as compared to 27.9% in the second quarter of 2021.

International net sales through the wholesale channel decreased $23.3 million, or 20.3%, to $91.3 million as compared to the second quarter of 2021. International net sales through the direct channel increased $114.3 million, or 280.8%, to $155.0 million as compared to the second quarter of 2021. Prior to the Dreams acquisition in August 2021, net sales to Dreams were included in the wholesale channel. Following the acquisition, net sales for Dreams are included in the direct channel.

International gross margin declined 670 basis points as compared to the second quarter of 2021. The decline was primarily driven by the acquisition of Dreams, unfavorable mix and pricing benefit to sales with no improvement to gross profit. Dreams' margin profile is lower than our historical International margins as they sell a variety of products across a range of price points. International operating margin declined 1340 basis points as compared to the second quarter of 2021. The decline was primarily driven by the decline in gross margin, Asia joint venture performance due to COVID-19 related shutdowns and operating expense deleverage.

Corporate operating expense was $38.0 million, consistent with the second quarter of 2021.

Consolidated net income decreased to $90.6 million as compared to $140.8 million in the second quarter of 2021. Adjusted net income(1) decreased to $103.2 million as compared to $161.5 million in the second quarter of 2021. EPS decreased 26.1% to $0.51 as compared to $0.69 in the second quarter of 2021. Adjusted EPS(1) decreased 26.6% to $0.58 as compared to $0.79 in the second quarter of 2021.

The Company ended the second quarter of 2022 with total debt of $2.9 billion and consolidated indebtedness less netted cash(1) of $2.8 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.67 times for the trailing twelve months ended June 30, 2022.

During the second quarter of 2022, the Company repurchased 4.4 million shares of its common stock for a total cost of $117.2 million. Over the last twelve months, the Company has repurchased 27.1 million shares of its common stock for a total cost of $1.1 billion. As of June 30, 2022, the Company had approximately $834.5 million available under its existing share repurchase authorization.

Additionally, today the Company announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on August 25, 2022, to shareholders of record at the close of business on August 11, 2022.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

The Company has updated its earnings guidance for the full year 2022, and currently expects adjusted EPS(1) between $2.60 to $2.80. This contemplates the Company's current outlook for full year 2022 consolidated sales to be consistent with prior year.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, July 27, 2022, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's quarterly cash dividend, the Company's share repurchase targets, the Company's expectations regarding supply chain disruptions, geopolitical events including the war in Ukraine, the macroeconomic environment, COVID-19-related disruptions, net sales for 2022, EBITDA and Adjusted EBITDA for 2022, and EPS and Adjusted EPS for 2022 and subsequent periods and the Company's expectations for increasing sales growth, product launches, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® featuring Posturepedic® Technology and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complimentary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered where ever and how ever customers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We have and are implementing programs consistent with our responsibilities.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Chg %	June 30,		Chg %
	2022	2021		2022	2021
Net sales	$1,211.0	$1,169.1	3.6%	$2,450.5	$2,212.9	10.7%
Cost of sales	714.5	650.9		1,431.2	1,235.8
Gross profit	496.5	518.2	(4.2)%	1,019.3	977.1	4.3%
Selling and marketing expenses	252.9	216.8		496.4	414.5
General, administrative and other expenses	102.3	85.1		199.9	164.6
Equity income in earnings of unconsolidated affiliates	(2.6)	(7.0)		(9.5)	(13.7)
Operating income	143.9	223.3	(35.6)%	332.5	411.7	(19.2)%

Other expense, net:
Interest expense, net	23.7	20.0		44.6	32.3
Loss on extinguishment of debt	—	18.0		—	23.0
Other expense (income), net	0.7	(0.1)		(0.6)	(0.4)
Total other expense, net	24.4	37.9		44.0	54.9

Income from continuing operations before income taxes	119.5	185.4	(35.5)%	288.5	356.8	(19.1)%
Income tax provision	(28.3)	(44.7)		(66.4)	(85.2)
Income from continuing operations	91.2	140.7	(35.2)%	222.1	271.6	(18.2)%
Loss from discontinued operations, net of tax	—	(0.3)		—	(0.5)
Net income before non-controlling interests	91.2	140.4	(35.0)%	222.1	271.1	(18.1)%
Less: Net income (loss) attributable to non-controlling interests	0.6	(0.4)		0.8	(0.2)
Net income attributable to Tempur Sealy International, Inc.	$90.6	$140.8	(35.7)%	$221.3	$271.3	(18.4)%

Earnings per common share:
Basic	$0.52	$0.72	(27.8)%	$1.24	$1.36	(8.8)%
Diluted	$0.51	$0.69	(26.1)%	$1.20	$1.32	(9.1)%

Weighted average common shares outstanding:
Basic	174.1	197.0		178.3	200.4
Diluted	178.8	204.1		183.7	204.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2022	December 31, 2021
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$110.3	$300.7
Accounts receivable, net	481.6	419.5
Inventories	619.1	463.9
Prepaid expenses and other current assets	94.2	91.5
Total Current Assets	1,305.2	1,275.6
Property, plant and equipment, net	672.8	583.5
Goodwill	1,066.6	1,107.4
Other intangible assets, net	727.8	750.9
Operating lease right-of-use assets	507.7	480.6
Deferred income taxes	12.4	13.6
Other non-current assets	111.9	111.8
Total Assets	$4,404.4	$4,323.4

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable	$432.6	$432.0
Accrued expenses and other current liabilities	528.1	558.5
Current portion of long-term debt	65.6	53.0
Income taxes payable	30.8	9.9
Total Current Liabilities	1,057.1	1,053.4
Long-term debt, net	2,817.0	2,278.5
Long-term operating lease obligations	454.9	427.0
Deferred income taxes	119.3	129.2
Other non-current liabilities	137.0	140.3
Total Liabilities	4,585.3	4,028.4

Redeemable non-controlling interest	9.0	9.2

Total Stockholders' (Deficit) Equity	(189.9)	285.8
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' (Deficit) Equity	$4,404.4	$4,323.4

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$222.1	$271.1
Loss from discontinued operations, net of tax	—	0.5
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	61.3	53.5
Amortization of stock-based compensation	26.9	30.2
Amortization of deferred financing costs	1.9	1.2
Bad debt expense	3.8	2.9
Deferred income taxes	(6.7)	8.0
Dividends received from unconsolidated affiliates	3.9	5.3
Equity income in earnings of unconsolidated affiliates	(9.5)	(13.7)
Loss on extinguishment of debt	—	3.0
Foreign currency adjustments and other	0.2	0.6
Changes in operating assets and liabilities, net of effect of business acquisitions	(237.4)	(49.6)
Net cash provided by operating activities from continuing operations	66.5	313.0

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(130.2)	(52.6)
Acquisitions, net of cash acquired	—	(5.6)
Other	1.1	0.3
Net cash used in investing activities from continuing operations	(129.1)	(57.9)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,317.9	1,936.1
Repayments of borrowings under long-term debt obligations	(771.7)	(1,782.3)
Proceeds from exercise of stock options	0.2	8.5
Treasury stock repurchased	(612.0)	(374.4)
Dividends paid	(36.2)	(28.1)
Payments of deferred financing costs	—	(14.2)
Repayments of finance lease obligations and other	(8.4)	(6.1)
Net cash used in financing activities from continuing operations	(110.2)	(260.5)

Net cash used in continuing operations	(172.8)	(5.4)

Net operating cash flows used in discontinued operations	—	(0.7)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(17.6)	(0.8)
Decrease in cash and cash equivalents	(190.4)	(6.9)
CASH AND CASH EQUIVALENTS, beginning of period	300.7	65.0
CASH AND CASH EQUIVALENTS, end of period	$110.3	$58.1

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
(in millions)	Consolidated		North America		International
	2022	2021	2022	2021	2022	2021
Wholesale (a)	$939.1	$1,005.4	$847.8	$890.8	$91.3	$114.6
Direct (b)	271.9	163.7	116.9	123.0	155.0	40.7
	$1,211.0	$1,169.1	$964.7	$1,013.8	$246.3	$155.3

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended June 30, 2022 and 2021:

	Three Months Ended
(in millions, except per share amounts)	June 30, 2022	June 30, 2021
Net income	$90.6	$140.8
ERP system transition (1)	9.4	—
Restructuring costs (2)	4.1	—
Operational start-up costs (3)	3.1	—
Loss on extinguishment of debt (4)	—	18.0
Overlapping interest expense (5)	—	5.2
Acquisition-related costs (6)	—	3.9
Loss from discontinued operations, net of tax (7)	—	0.3
Adjusted income tax provision (8)	(4.0)	(6.7)
Adjusted net income	$103.2	$161.5

Adjusted earnings per common share, diluted	$0.58	$0.79

Diluted shares outstanding	178.8	204.1

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended June 30, 2022.

	2Q 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,211.0		$964.7		$246.3		$—

Gross profit	$496.5	41.0%	$365.8	37.9%	$130.7	53.1%	$—
Adjustments:
ERP system transition (1)	5.4		5.4		—		—
Operational start-up costs (3)	2.5		2.5		—		—
Total Adjustments	7.9		7.9		—		—

Adjusted gross profit	$504.4	41.7%	$373.7	38.7%	$130.7	53.1%	$—

Operating income (expense)	$143.9	11.9%	$146.1	15.1%	$35.8	14.5%	$(38.0)
Adjustments:
ERP system transition (1)	9.4		8.2		—		1.2
Restructuring costs (2)	3.9		1.8		—		2.1
Operational start-up costs (3)	2.7		2.7		—		—
Total adjustments	16.0		12.7		—		3.3

Adjusted operating income (expense)	$159.9	13.2%	$158.8	16.5%	$35.8	14.5%	$(34.7)

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's operating income (expense) to the calculation of adjusted operating (income) expense for the three months ended June 30, 2021. The Company had no adjustments to gross profit for the three months ended June 30, 2021.

	2Q 2021
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,169.1		$1,013.8		$155.3		$—

Gross profit	$518.2	44.3%	$425.4	42.0%	$92.8	59.8%	$—

Operating income (expense)	$223.3	19.1%	$217.4	21.4%	$43.4	27.9%	$(37.5)
Adjustments:
Acquisition-related costs (6)	3.9		—		—		3.9
Adjusted operating income (expense)	$227.2	19.4%	$217.4	21.4%	$43.4	27.9%	$(33.6)

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended June 30, 2022 and 2021:

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2021
Net income	$90.6	$140.8
Interest expense, net	23.7	14.8
Overlapping interest expense (5)	—	5.2
Loss on extinguishment of debt (4)	—	18.0
Income taxes	28.3	44.7
Depreciation and amortization	44.2	42.6
EBITDA	$186.8	$266.1
Adjustments:
ERP system transition (1)	$9.4	$—
Restructuring costs (2)	4.1	—
Operational start-up costs (3)	3.1	—
Acquisition-related costs (6)	—	3.9
Loss from discontinued operations, net of tax (7)	—	0.3
Adjusted EBITDA	$203.4	$270.3

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended June 30, 2022:

Trailing Twelve Months Ended
(in millions)	June 30, 2022
Net income	$574.5
Interest expense, net	78.6
Income tax provision	179.5
Depreciation and amortization	181.2
EBITDA	$1,013.8
Adjustments:
Earnings from Dreams prior to acquisition (9)	15.1
ERP system transition (1)	9.4
Restructuring costs (2)	4.1
Operational start-up costs (3)	3.1
Acquisition-related costs (6)	2.3
Loss from discontinued operations, net of tax (7)	0.2
Adjusted EBITDA	$1,048.0

Consolidated indebtedness less netted cash	$2,795.9

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.67 times

Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended June 30, 2022, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.67 times for the trailing twelve months ended June 30, 2022. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of June 30, 2022. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	June 30, 2022
Total debt, net	$2,882.6
Plus: Deferred financing costs (10)	22.5
Consolidated indebtedness	2,905.1
Less: Netted cash (11)	109.2
Consolidated indebtedness less netted cash	$2,795.9

Footnotes:

(1)	In the second quarter of 2022, the Company recorded $9.4 million of charges related to the transition of its ERP system. Cost of sales included $5.4 million of manufacturing facility ERP system transition costs, including labor, logistics, training and travel. Operating expenses included $4.0 million, primarily related to professional fees.
(2)	In the second quarter of 2022, the Company recorded $4.1 million of restructuring costs primarily associated with headcount reductions, including $0.2 million of other expense.
(3)	In the second quarter of 2022, the Company incurred $3.1 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S., including $0.4 million of other expense. Cost of sales and operating expenses included personnel and facility related costs of $2.5 million and $0.2 million, respectively.
(4)	In the second quarter of 2021, the Company recognized $18.0 million of loss on extinguishment of debt associated with the redemption of the 2026 Senior Notes.
(5)
In the second quarter of 2021, the Company incurred $5.2 million of overlapping interest expense during the period between the issuance of the 2029 Senior Notes and the redemption of the 2026 Senior Notes.

(6)
In the second quarter of 2021, the Company recognized $3.9 million of acquisition-related costs, primarily related to legal and professional fees associated the acquisition of Dreams. In the trailing twelve months ended June 30, 2022, the Company recognized $2.3 million of acquisition-related stamp taxes associated with the acquisition of Dreams.

(7)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(8)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(9)	The Company completed the acquisition of Dreams on August 2, 2021 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, the Company included $15.1 million of EBITDA from this subsidiary for the one month prior to acquisition in the Company's calculation of adjusted EBITDA for the trailing twelve months ended June 30, 2022.
(10)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(11)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.